UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 2, 2011

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FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)
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Federally chartered corporation	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 California Street
San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 616-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2011 President's Incentive Plan (2011 PIP), 2011 Executive Incentive Plan (2011 EIP), and the 2011-2013 Executive Performance Unit Plan (2011 EPUP). On April 22, 2011, the Board of Directors (the “Board”) approved the 2011 PIP, the 2011 EIP, and the 2011 EPUP. The Board's approval became effective following completion of the Federal Housing Finance Agency's review. The incentive compensation plans are designed to provide incentive compensation opportunities to the Bank's officers for accomplishing Bank goals that are approved by the Board, as well as individual goals.

The 2011 PIP is solely for the Bank's president, a named executive officer. The 2011 EIP, which includes the Bank's other named executive officers, is for any Bank executive vice president and senior vice president, except the Bank's internal audit director. Awards under the 2011 PIP and the 2011 EIP are to be based on the total weighted achievement level of Bank goals and individual goals during 2011. Bank goals are given greater weight in determining awards for senior officers because these officers have a greater direct impact on the Bank's overall performance.

Any award determination under the 2011 PIP and the 2011 EIP will be at the discretion of the Board. Award recommendations will be considered by the Board in January 2012, or as soon thereafter as reasonably practicable. The Board also approved a potential 2011 incentive compensation pool in the amount of $4.0 million that may be used for incentive award payments under the 2011 PIP and the 2011 EIP. Awards made under the 2011 PIP and the 2011 EIP in the aggregate may be greater or less than the pool amount, at the discretion of the Board. Awards, if any, under the 2011 PIP and the 2011 EIP are to be paid following Board approval, and completion of any required regulatory review.

For the 2011 PIP and the 2011 EIP, awards are based on total weighted achievement levels ranging from 75% of target (threshold) to 200% of target (far exceeding target goal). The Board has discretion to modify any and all incentive payments under these two plans. Achievement below the threshold total weighted achievement level normally will not result in an incentive award.

The 2011 EPUP is for the Bank's president, executive vice president, and senior vice presidents (except the Bank's internal audit director), including the named executive officers. Awards under the Bank's EPUPs are based on three-year performance periods. A new three-year performance period is established each year, so that there are three separate performance periods in effect at one time. The performance period for the 2011 EPUP is 2011 to 2013. Award recommendations will be considered by the Board in the first quarter of 2014, or as soon thereafter as reasonably practicable.

Awards under the 2011 EPUP are to be based on the total weighted achievement level of specified Bank goals over the three-year performance period, multiplied by a target award percentage, multiplied for each executive by the executive's base salary in the first year of the three-year performance period. For the 2011 EPUP, awards are to be calculated based on total weighted achievement levels ranging from 75% of target (threshold) to 200% of target (far exceeding target goal). If the total weighted achievement level of Bank goals is between 100% and 200% of target, the range of awards as a percentage of base salary is as follows: 50% to 100% for the president; 40% to 80% for the executive vice president; and 35% to 70% for senior vice presidents. If the total weighted achievement level is at least 75% but below 100% of target, the award ranges as a percentage of base salary may begin at 25% for the president, 20% for the executive vice president, and 18% for senior vice presidents. The Board has the discretion to increase or decrease awards under the 2011 EPUP. Performance below the threshold total weighted achievement level normally will not result in awards. Awards, if any, are to be paid following Board approval after the end of the three-year performance period and completion of any required regulatory review.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of San Francisco

Date: December 8, 2011	By: /s/ Lisa B. MacMillen
Lisa B. MacMillen Executive Vice President and Chief Operating Officer